SOURCE: Nobilis Health Corp.

August 14, 2015 06:00 ET

Nobilis Health Corp. Announces Second Quarter Results;
Provides Guidance

HOUSTON, TX--(Marketwired - Aug 14, 2015) - Nobilis Health Corp. (NYSE MKT: HLTH) (TSX: NHC) ("Nobilis" or the "Company") today announced its financial results for the three and six months ended June 30, 2015. All dollar amounts are in United States currency unless otherwise stated; percentage calculations are based on the numbers in the financial statements and may not correspond to rounded figures presented in this release.

Chris Lloyd, Nobilis Health's CEO, said, "We are excited to announce that the Company's second quarter recorded total revenues were $48.9 million with an Adjusted EBITDA1 (net of NCI) of $7.1 million. This represents a significant improvement over the corresponding period in 2014, during which the Company's total revenues were $15.1 million, with an Adjusted EBITDA1 of $0.9 million.

While the Company historically realizes between 18.0 and 19.0% of its total annual revenue in the second quarter, our second quarter revenue of $48.9 million represents 24.0% of our original 2015 revenue guidance of $205.0 million, exceeding this historical trend. Year-to-date, our total revenues of $86.0 million represent 42.0% of our 2015 guidance and indicate strong progress toward our original guidance as, historically, the Company earns upwards of 60.0% of our revenues in the second half of the year.

Our performance highlights our unique ability to market direct to the consumer through our proprietary platform and our strong strategic physician-partnerships, which will enable us to sustain exemplary growth throughout 2015."

Detailed information relating to the second quarter ended June 30, 2015 is available in our quarterly report on Form10-Q and Financial Statements, which can be accessed on our web site www.NobilisHealth.com, www.Edgar.com, and www.Sedar.com. This information is not intended to provide a comprehensive comparison of financial results.

Second Quarter Results

Total revenues for the three months ended June 30, 2015 totaled $48.9 million, an increase of $33.8 million or 223.8%, compared to $15.1 million from the prior corresponding 2014 period.

Total cases for the three months ended June 30, 2015 were 4,780, representing an increase of 3,134 cases or 190% from the 1,646 cases in the prior corresponding 2014 period. Revenue per case increased as a product of the procedure mix moving towards surgeries with higher reimbursements. Net loss attributable to Nobilis for the three months ended June 30, 2015 was $1.6 million compared with a net income of $0.2 million from the prior corresponding 2014 period.

The increase in total revenues resulted in Nobilis having an Adjusted EBITDA1 of $7.1 million, for the three months ended June 30, 2015 compared with $0.9 million from the prior corresponding 2014 period, representing an increase of 689.0% .

See page 6 for a reconciliation non-GAAP financial results.

Six Months Results

Total revenues for the six months ended June 30, 2015 totaled $86.0 million, an increase of $58.8 million or 216%, compared to $27.2 million from the prior corresponding 2014 period.

Total cases for the six months ended June 30, 2015 were 8,296, representing an increase of 5,151 cases or 164% from the 3,145 cases in the prior corresponding 2014 period.

Net loss attributable to Nobilis for the six months ended June 30, 2015 was $2.8 million compared with a net loss of $0.3 million from the prior corresponding 2014 period.

Adjusted EBITDA1 for the six months ended June 30, 2015 was $10.6 million as compared with $1.0 million from the prior corresponding 2014 period, representing an increase of 960%.

See page 6 for a reconciliation of non-GAAP financial results.

Cash flows provided by operating activities in the six months ended June 30, 2015 were $5.4 million, which represented a $3.2 million increase compared to the prior corresponding 2014 period, which provided $2.2 million in cash flows from operating activities.

At June 30, 2015, Nobilis had consolidated net working capital of $56.7 million, including cash of $31.7 million. This compares with $23.8 million and $7.6 million, respectively, from the prior corresponding 2014 period.

Revised Full Year 2015 Guidance

Our original financial guidance for fiscal year 2015 was $205 million total revenue and $41 million Adjusted EBITDA1. With our performance during the first half of the 2015 outperforming the historical trend from 2014, we are now increasing our expected revenue for this year to $233 million. Adjusted EBITDA1 will increase to $42 million for the year. Note that the Adjusted EBITDA1 figure did not increase in lockstep with revenues due to the associated costs of ramping volume at our two newest hospitals, both of which were acquired this year.

The information contained in the preceding paragraphs, including information regarding the Company's financial results for future periods, is forward-looking information. Forward-looking information involves known and unknown risks and uncertainties as described below. There can be no assurance that Nobilis will attain the financial targets set forth in this press release. The Company's actual results and performance could differ materially from those expressed or implied by the forward-looking information contained in this press release.

2016 Guidance

The company is setting 2016 financial guidance at $320 million in annual revenues and $65 million in Adjusted EBITDA1, which represents a 20.3% Adjusted EBITDA1 margin. These projections incorporate both organic growth and estimated M&A activity. The projections assume that the Company will realize 20% organic growth on "same store" facilities (defined as facilities and companies owned since January 1, 2015) and also assume that the facilities and companies acquired after January 1, 2015 (including acquisitions in 2016) will have an annual revenue of $100 million.

Conference Call Information

Nobilis will host a conference call on Friday, August 14, 2015, at 10 a.m. CST to discuss its financial results for the second quarter ended June 30, 2015. To participate in the conference call, please dial (855) 789-8159 in the US and Canada, and (631) 485-4889 internationally. Please enter passcode 1528727. There will be a livestream of the conference call available at: http://edge.media-server.com/m/p/62pnmmq6.

Safe Harbor

This press release contain certain forward-looking statements within the meaning of Canadian and United States securities laws, including the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements are based on current plans and expectations and are subject to a number of risks, uncertainties and other factors which could significantly affect current plans and expectations and our future financial condition and results. These factors, which could cause actual results, performance and achievements to differ materially from those anticipated, include, but are not limited to the risk that we may face challenges managing our new Marketing Segment and may not realize anticipated benefits; our ability to successfully maintain effective internal controls over financial reporting; our ability to implement our business strategy, manage the growth in our business, and integrate acquired businesses; the risk of litigation and investigations, and liability claims for damages and other expenses not covered by insurance; the risk that payments from third-party payers, including government healthcare programs, may decrease or not increase as costs increase; adverse developments affecting the medical practices of our physician limited partners; our ability to maintain favorable relations with our physician limited partners; our ability to grow revenues by increasing case and procedure volume while maintaining profitability at the Nobilis Facilities; failure to timely or accurately bill for services; our ability to compete for physician partners, patients and strategic relationships; the risk of changes in patient volume and patient mix; the risk that laws and regulations that regulate payments for medical services made by government healthcare programs could cause our revenues to decrease; the risk that contracts are cancelled or not renewed or that we are not able to enter into additional contracts under terms that are acceptable to us; and the risk of potential decreases in our reimbursement rates. The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect us in an adverse manner.

We have not undertaken any obligation to publicly update or revise any forward-looking statements. All of our forward-looking statements speak only as of the date of the document in which they are made or, if a date is specified, as of such date. Subject to an mandatory requirements of applicable law, we disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any changes in events, conditions, circumstances or information on which the forward-looking statement is based. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on April 2, 2015, as updated by other filings with the Securities and Exchange Commission.

About Nobilis Health Corp.

Nobilis owns and manages ambulatory and acute care facilities to deliver healthcare services. Our focus is improving access to care and patient outcomes by providing minimally invasive procedures that can be performed in low-cost, outpatient settings. We utilize innovative direct-to-patient marketing and proprietary technologies to drive patient engagement and education. Nobilis owns and manages eight surgical facilities in Dallas, Houston, and Scottsdale and has contractual partnerships with 29 other facilities across nine other states.

NOBILIS HEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

		December 31,
	June 30, 2015	2014
	(unaudited)

Cash	$31,668	$7,568
Total current assets	88,430	54,709
Total Assets	155,551	107,582

Current portion of debt	868	3,437
Total current liabilities	31,752	30,874
Long-term debt, net of current portion	18,054	10,582
Other long-term liabilities	73	252
Total liabilities	53,199	42,281

Total shareholders' equity attributable to Nobilis Health Corp.	80,476	46,316
Noncontrolling interests	21,876	18,985
Total shareholders' equity	102,352	65,301

NOBILIS HEALTH CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Total revenue	48,867	15,114	85,983	27,235

Total operating expenses	38,510	10,719	64,923	20,402

Total corporate costs	7,826	1,539	14,684	2,953

Income from operations	1,621	2,856	5,405	3,880

Total other (income) expense	(983)	(25)	(628)	47

Net income	2,150	2,723	5,427	3,595

Net income attributable to noncontrolling interests	3,738	2,505	8,228	3,864
Net (loss) income attributable to Nobilis Health Corp.	$(1,588)	$218	$(2,801)	$(269)
Net (loss) income per basic common share	$(0.02)	$0.01	$(0.05)	$(0.01)
Net (loss) income per fully diluted common share	$(0.02)	$0.00	$(0.05)	$(0.01)
Weighted average shares outstanding (basic)	63,531,390	43,411,318	61,872,658	43,301,603
Weighted average shares outstanding (fully diluted)	63,531,390	44,641,426	61,872,658	43,301,603

NOBILIS HEALTH CORP. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Reconciliation of net earnings to Adjusted EBITDA(1):
Net (loss) income attributable to Nobilis Health Corp.	$(1,588)	$218	$(2,801)	$(269)
Interest expense	294	60	784	113
Income tax	454	158	606	238
Depreciation and amortization	985	334	1,648	664
EBITDA	$145	$770	$237	$746
Adjustments:
Non-cash compensation expenses	6,247	137	9,035	184
Deal Costs	671	-	1,338	25
Total Adjustments	6,918	137	10,373	210
Adjusted EBITDA	7,063	907	10,610	956

1Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash compensation, and acquisition expenses. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA is an analytical indicator used by management and the health care industry to evaluate company performance, allocate resources and measure leverage and debt service capacity. Adjusted EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies. Net income attributable to Nobilis Health Inc. common shareholders is the financial measure calculated and presented in accordance with generally accepted accounting principles that is most comparable to Adjusted EBITDA as defined.